EXHIBIT 8.2
December 19, 2005
PFSweb, Inc.
500 North Central Expressway
Plano, TX 75074

Re:	Agreement and Plan of Merger by and among PFSweb, Inc., Red Dog Acquisition Corp., and eCOST.com, Inc.
Gentlemen:
     We have acted as counsel to PFSweb, Inc. (“Parent”) in connection with the proposed merger (the “Merger”) of Red Dog Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Parent, with and into eCOST.com, Inc. (the “Company”), pursuant to the Agreement and Plan of Merger by and among Company, Parent and Merger Sub, dated as of November 29, 2005 (the “Agreement”). In our capacity as counsel to Parent, our opinion has been requested with respect to the accuracy of the discussion of the material U.S. federal income tax consequences described under the heading “The Merger — Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission under the Securities Act of 1933, on December 1, 2005 relating to the Merger (which together with the preliminary joint proxy statement/prospectus of Parent and Company relating to the Merger, is referred to herein as the “Registration Statement”).
     Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, each share of Company common stock issued and outstanding at the Effective Time shall be converted into a number of shares of Parent common stock as computed using the exchange ratio set forth in the Agreement. As a result of the Merger, stockholders of Company will become stockholders of Parent, and Company will continue to conduct its business and operations as a wholly owned subsidiary of Parent. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”).
     In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including the Agreement and the Registration Statement. In our examination of such documents, we have assumed, with your consent, that:
     (1) All documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate;
     (2) The Agreement and the Registration Statement accurately and completely describe the Merger, the Merger will be consummated in accordance with the Agreement and the Registration Statement, and the Merger will be effective under the laws of the State of Delaware; and

     (3) The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.
     In rendering the opinions expressed herein, we have relied, with the consent of Company, Parent, and Merger Sub, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the Agreement and the Registration Statement, which we have assumed are correct, complete and accurate as of the date hereof and will be correct, complete and accurate as of the Effective Time. We have also assumed that all representations made “to the knowledge of” or “to the best of the knowledge of” any person or other similar phrase will be true, correct and complete as if made without that qualification.
     Based on the foregoing, and subject to the assumptions set forth herein, it is our opinion that, under presently applicable U.S. federal income tax law, the statements under the heading “The Merger — Material United States Federal Income Tax Consequences” in the Registration Statement to the extent that they describe matters of law or legal conclusions and subject to the qualifications, assumptions and limitations stated in the section of the Registration Statement under the heading “The Merger — Material United States Federal Income Tax Consequences,” are accurate in all material respects.
     The opinion expressed herein represents our best judgment regarding the application of U.S federal income tax laws arising under the Code based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time, possibly with retroactive effect in a manner that would affect or change our conclusion. The opinion expressed herein is limited to U.S. persons and do not address state, local, or foreign tax consequences of the Merger. In addition, our opinion is based solely on the documents that we have examined and the factual statements and factual representations set out in the Agreement and the Registration Statement which we have assumed are correct, complete and accurate on the date hereof and will be correct, complete and accurate at the Effective Time. Our opinion cannot be relied upon if any of the facts pertinent to the U.S. federal income tax treatment of the Merger stated in the Agreement and the Registration Statement is, or becomes as of the Effective Time, inaccurate.
     Our opinion is limited to the tax matters specifically covered thereby, and we have not addressed any other tax consequences of the Merger, including for example any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, the conversion, acceleration, modification or cancellation of options or notes, or the consequences of the Merger under state, local or foreign law. This opinion does not address the tax consequences of transactions taking place immediately before or concurrently with the Merger.
     This opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, we have no obligation to update our opinion.
     This opinion is provided by Wolff & Samson PC solely for the benefit and use of Parent. No other party or person is entitled to rely on the opinions. We hereby consent to the use of this opinion and to the references made to Wolff & Samson PC in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wolff & Samson PC